EX-99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 12% INCREASE IN SALES AND
EARNINGS FOR ITS FISCAL THIRD QUARTER

TOTOWA, N.J., August 7, 2008 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for its fiscal third quarter ended June 30, 2008.

Net revenues for the third quarter of fiscal 2008 increased by 11.5% to $60,684,000 compared with $54,407,000 in the comparable period last year.

Net income increased by 12.3% to $9,685,000 for the third quarter of fiscal 2008 compared with $8,625,000 for the third quarter of fiscal 2007. Earnings per diluted share increased by 12.3%to $0.73 for the third quarter of fiscal 2008 compared with $0.65 for the prior-year quarter.

The Company continues to be a strong cash generator. Cash provided from operating activities for the nine months ended June 30, 2008 was $35.2 million. Vital Signs’ Board of Directors approved a quarterly dividend of $0.11 per share payable on August 28, 2008 to shareholders of record on August 21, 2008.

Following are the net revenues by business segment for the third quarter of fiscal 2008 compared with the third quarter of fiscal 2007.

($ Thousands)	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED JUNE 30,

	2008	2007	% CHANGE
Anesthesia	$20,629	$19,876	3.8%
Respiratory/critical care	12,041	11,528	4.5
Sleep/ventilation	17,021	12,929	31.6
Interventional cardiology/radiology	7,604	6,957	9.3
Pharmaceutical technology	3,389	3,117	8.7
Net Revenues	$60,684	$54,407	11.5%

Anesthesia net revenues increased by 3.8% due primarily to sales of the Company’s new products, enFlow® and SteeLiteTM, as well as to sales growth of Infusable®, the Company’s patented pressure infusor. Sleep/ventilation net revenues increased by 31.6% due to sales growth in the iSleep 20iTM intelligent CPAP and the VivoTM 40 bi-level ventilator as well as from an acquisition at Sleep Services of America.

The table below shows gross profit margins for each of the Company’s segments. The total gross profit margin increased to 53.5% in the third quarter of fiscal 2008 from 52.5% in the same quarter in the prior year.

	GROSS PROFIT MARGIN BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED JUNE 30,

	2008	2007
Anesthesia	56.2%	52.4%
Respiratory/critical care	57.5	54.6
Sleep/ventilation	50.2	54.0
Interventional cardiology/radiology	54.8	57.9
Pharmaceutical technologies	36.5	27.5
Total gross profit margin	53.5%	52.5%

Net revenues for the first nine months of fiscal 2008 increased by 11.8% to $173,057,000 compared with $154,773,000 in the comparable period last year.

For the nine month period ended June 30, 2008, net income increased by 12.3% to $27,654,000 compared with $24,520,000 for the prior year. Diluted earnings per share increased by 13.0% to $2.08 for the nine-month period ended June 30, 2008 compared with $1.84 for the nine month period ended June 30, 2007.

Following are the net revenues by business segment for the nine months ended June 30, 2008 and 2007.

($ Thousands)	NET REVENUES BY BUSINESS SEGMENT
	FOR THE NINE MONTHS ENDED JUNE 30,

	2008	2007	% CHANGE
Anesthesia	$59,888	$56,453	6.1%
Respiratory/critical care	35,246	34,780	1.3
Sleep/ventilation	48,377	35,354	36.8
Interventional cardiology/radiology	20,440	19,796	3.3
Pharmaceutical technologies	9,106	8,390	8.5
Net Revenues	$173,057	$154,773	11.8%

Terry Wall, President and CEO of Vital Signs, commented, “I am pleased with the fiscal third quarter sales and earnings performance. Our Anesthesia and Sleep Ventilation segments’ sales growth benefitted from new product introductions. Two new single-patient-use anesthesia products, the enFlow® blood and fluid warmer and SteeLiteTM laryngoscope blade, introduced at the end of December continue to gain sales momentum. The third quarter performance also reflects our continuing cost-improvement initiatives as the gross profit margin increased by 100 basis points compared with last year.”

On July 24, 2008 Vital Signs and General Electric’s GE Healthcare unit announced that they entered into a definitive merger agreement for GE to acquire Vital Signs at a price of $74.50 per share. The transaction is subject to customary conditions, including Vital Signs’ shareholder approval and regulatory approvals in the United States and other foreign countries. The merger is expected to close in the calendar fourth quarter of 2008. The details of the transaction are included in Vital Signs’ Form 8-K and exhibits filed with the SEC on July 24, 2008.

All non-historical statements in this press release, including statements regarding the pending transaction with GE, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the failure to receive other required regulatory approvals, general economic conditions, industry specific conditions and the possibility that Vital Signs may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Vital Signs’ 2007 Annual Report on Form 10-K filed with the SEC.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets. Vital Signs also provides devices and services for the diagnosis and treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed merger, Vital Signs will file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. Investors and shareholders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Vital Signs’ shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to the company at 20 Campus Road, Totowa, New Jersey, 07512 or by telephone to 973-790-1330. Vital Signs and its directors and officers may be deemed to be participants in the solicitation of proxies from Vital Signs’ shareholders with respect to the merger. Information about Vital Signs’ directors and officers and their ownership of Vital Signs common stock is set forth in the Vital Signs proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, CEO
or Mark D. Mishler, CFO
(973) 790-1330
http://www.vital-signs.com

     VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007
Gross revenues	$79,796	$73,046	$229,424	$210,029
Rebates	(18,769)	(18,072)	(55,351)	(52,332)
Other deductions	(343)	(567)	(1,016)	(2,924)

Net revenues	60,684	54,407	173,057	154,773
Cost of goods sold and services
provided	28,216	25,818	81,428	74,623
Gross Profit	32,468	28,589	91,629	80,150

Expenses:
Selling, general and administrative	17,049	14,609	47,627	41,110
Research and development	2,503	2,053	7,399	5,651
Interest and other (income)/expense, net	(1,783)	(1,496)	(5,611)	(4,209)
Income from continuing operations
Before income taxes and minority interest	14,699	13,423	42,214	37,598
Provision for income taxes	4,892	4,505	14,147	12,270
Income from continuing operations before
minority interest	9,807	8,918	28,067	25,328
Minority interest	118	277	521	773
Income from continuing operations	9,689	8,641	27,546	24,555
(Loss) Income from discontinued operations,
net	(4)	(16)	108	(35)
Net income	$9,685	$8,625	$27,654	$24,520

Earnings (loss) per common share:
Basic:
Income per share from continuing
operations	$0.73	$0.65	$2.07	$1.86
Discontinued operations	—	—	0.01	(0.01)
Net earnings	$0.73	$0.65	$2.08	$1.85
Diluted:
Income per share from continuing
operations	$0.73	$0.65	$2.07	$1.85
Discontinued operations	—	—	0.01	(0.01)
Net earnings	$0.73	$0.65	$2.08	$1.84
Basic weighted average number of shares	13,294	13,233	13,291	13,223
Diluted weighted average number of shares	13,313	13,274	13,316	13,272

     VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET SUMMARY

(In thousands of dollars)	June	September
	30, 2008	30, 2007
	Unaudited	Audited

Cash and cash equivalents	$132,080	$48,920
Short-term investments	-	86,671
Accounts receivable	40,339	36,915
Inventory	23,254	19,778
Other current assets	7,507	8,982
Current assets	$203,180	$201,266

Long-term investments	25,127	-
Other non-current assets	129,670	129,678
Total assets	$357,977	$330,944

Current liabilities	$18,215	$17,826
Non-current liabilities	2,046	-
Total Liabilities	$20,261	$18,312

Non-controlling share in subsidiary	7,228	6,051
Shareholders equity	330,488	306,581
Total liabilities and shareholders equity	$357,977	$330,944